PROMISSORY NOTE



     Virtual Reality, Inc. ("VRI"), a Nevada corporation with its principal place of business at 333 Meadowlands Parkway, Secaucus, New Jersey 07094, hereby acknowledges a loan to VRI in the amount of Fifteen Thousand ($15,000.00) Dollars for operating capital as yet unpaid, and hereby promises to pay said debt to the order of said Martin F. Cardone, together with interest of 10% per annum, in twelve equal monthly installments of One Thousand ($1,000.00) Dollars on the first day of each month beginning January 1, 1997. All such payments shall be made to Martin F. Cardone at 240 Larch Lane, Mahwah, New Jersey 07430, or such other place as he or the holder of this Note may designate.

     Presentment for payment, notice of dishonor, and protest and notice of protest are hereby waived by VRI and its successor, heirs and/or assigns.

     Made this 3rd day of November, 1996.



                                                  VIRTUAL REALITY, INC.


                                                  By: /s/ Martin F. Cardone
                                                     ---------------------------
                                                     Martin F. Cardone
                                                     President




Witnessed By:

/S/ [ILLEGIBLE]
---------------------------